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                                    EXHIBIT 1
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                       DISCLAIMER OF BENEFICIAL OWNERSHP
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The undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

Date: July 9, 1998


                      TRAVELERS GROUP INC.



                      By: /s/ Stephanie B. Mudick
                         --------------------------------------------
                         Name:  Stephanie B. Mudick
                         Title:  Assistant Secretary